Exhibit 99.1

Hallador Energy Company Reports Full-Year 2022 Financial and Operating Results

TERRE HAUTE, Ind., March 16, 2023 -- Hallador Energy Company (NASDAQ – HNRG) today reported net income of $18.1 million, $0.57 per share for the full year 2022.

Brent Bilsland, President and Chief Executive Officer, stated, "2022 was a transformational year for Hallador.  The market price for coal approached all-time highs.  We were successful in signing 2.2 million tons of new coal sales contracts at an average price of approximately $125 per ton in the summer of 2022, of which a small percentage of deliveries were completed in 2022 and will continue through 2025, with the majority contracted to be delivered in 2023.  We are tremendously excited about the future of our company as shipments of higher priced coal increase, the benefits of the Merom acquisition ramp up and our debt leverage ratio continues to decrease.”

●	In 2022, we generated $54.2 million in operating cash flow which, we utilized to pay down our bank debt by $26.5 million.

○	As of December 31, 2022, our bank debt was $85.2 million, our liquidity was $32.1 million, and our leverage ratio was 2.05X.

○

On March 13, 2023, we executed an amendment to our credit facility, which converted $35 million of the outstanding revolver to term debt with the final $5 million payment due in March 2024 and extended the maturity of the remaining $85 million revolver capacity to May 2024.

●	We made significant capital investments in 2022 to allow for increased coal production to meet market demand and provide coal to Merom.

○	We increased production of coal in 2022 to 6.5 million, up from 5.8 million in 2021, with the potential to produce as much as 7.5 million tons in 2023.

○	We were able to increase our average coal sales price to $45.64 per ton in 2022, up from $39.51 in 2021. Our estimated average coal sales price in 2023 is $58.70 per ton.

●	Our year end coal margins increased to $8.35 per ton compared to $7.35 per ton in 2021, despite inflationary pressures increasing operational costs in 2022.

●	We completed the acquisition of Merom Generating Station, a one-Gigawatt coal-fired power plant on October 21, 2022.

○	Merom provides flexibility for up to 40% of our coal production beginning in 2024 to allow for dynamic-decision making to capture the greatest value between the energy and coal markets.

○

At current capacity pricing, we expect sale of capacity accreditation at the plant to cover a significant portion of our fixed costs, providing a low-cost option beginning in 2024 to access the highest value market for our coal production.

●	The Company continues to be well positioned with contracted tons for the next few years.

	Contracted	Estimated
	tons	price
Year	(millions)*	per ton
2023	7.5	$58.70
2024 - 2027 (total)	7.3	**
Total	14.8

*     Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such option exists in the customer contract

**   Unpriced or partially priced tons

The table below represents some of our critical metrics (in thousands except for per ton data):

	December 31,
	2022	2021
Net income (loss)	$18,105	$(3,754)
Total revenues	$361,991	$247,666
Tons sold	$6,341	$6,173
Average price per ton	$45.64	$39.51
Bank debt	$85,213	$111,738
Operating cash flow	$54,169	$47,974
Adjusted EBITDA	$56,233	$50,285

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*Defined as operating cash flows plus gain on extinguishment of our PPP loan debt, less effects of certain subsidiary and equity method investment activity, plus bank interest, less effects of working capital period changes, plus other amortization

Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies.

Management believes the non-GAAP financial measure, Adjusted EBITDA, is an important measure in analyzing our liquidity and is a key component of certain material covenants contained within our Credit Agreement, specifically a maximum leverage ratio and a debt service coverage ratio.  Noncompliance with the leverage ratio or debt service coverage ratio covenants could result in our lenders requiring the Company to immediately repay all amounts borrowed.  If we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets.  Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.  The required amount of Adjusted EBITDA is a variable based on our debt outstanding and/or required debt payments at the time of the quarterly calculation based on a rolling prior 12-month period.

Reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to cash provided by operating activities, the most comparable GAAP measure, is as follows (in thousands) for the years ended December 31, 2022 and 2021, respectively.

Reconciliation of GAAP "Cash provided by operating activities" to non-GAAP "Adjusted EBITDA" (in thousands)

	December 31,
	2022	2021

Net cash provided by operating activities	$54,169	$47,974
Gain on extinguishment of debt	—	10,000
Loss from Hourglass Sands	8	110
Bank and other interest expense	8,278	8,510
Working capital period changes	(5,861)	(21,949)
Cash paid on asset retirement obligation reclamation	3,162	—
Market adjustments - Merom acquisition	(9,009)	—
Other amortization	5,486	5,640
Adjusted EBITDA	$56,233	$50,285

Cash used in investing activities	(53,365)	(27,525)

Cash used in financing activities	(207)	(26,691)

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved.  Forward-looking statements are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2022 and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Conference Call

As previously announced, the Company will host a live conference call on Friday, March 17, 2023 at 2:00 p.m. Eastern Time. For US callers dial (844)-200-6205 and use access code 724924.

A replay of the conference call will be available for seven days.  For US callers to listen to the replay, dial (866) 813-9403 and use access code 209001.

The conference call will also be available via a live listen-only webcast on the Company’s website at www.halladorenergy.com.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504